Exhibit 99.1

ARGAN, INC. ANNOUNCES $25 MILLION SHARE REPURCHASE PROGRAM AND
DECLARES SPECIAL CASH DIVIDEND OF $1.00 PER SHARE

•     Declares Regular Quarterly Cash Dividend of $0.25 Per Share

•     Converts TeesREP Subcontract to Time-and-Materials

June 24, 2020– ROCKVILLE, MD – On June 23, 2020, the Board of Directors of Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) authorized the repurchase of up to $25.0 million of the Company’s issued and outstanding common stock. The Board of Directors also declared a special cash dividend of $1.00 per share of common stock in addition to the regular quarterly cash dividend in the amount of $0.25 per share of common stock, for a total declared cash dividend of $1.25 per share of common stock, payable July 31, 2020 to stockholders of record at the close of business on July 23, 2020.

Rainer Bosselmann, Argan’s Chairman and Chief Executive Officer, said, “We are confident in the future of our business and these actions that the Board of Directors have taken are intended to enhance and return shareholder value. Given our strong balance sheet with cash of over $360 million and no debt, with over $3.0 billion in signed EPC contracts for power plant projects, the conversion of our TeesREP loss contract from fixed-price to time-and-materials, and the increased ramp-up of construction on the largest project in our history, we believe it is the right time to return some of that value to our patient and loyal stockholders during these challenging times.”

Share Repurchase Details

Under the authorization, the repurchases may occur through June 2022 in one or more open market transactions, in transactions structured through investment banking institutions, in privately-negotiated transactions, by direct purchases of common stock or through a combination of the foregoing transaction types, in compliance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The timing of the repurchases and the amount of stock repurchased in each transaction is subject to the Company’s sole discretion and will depend upon market and business conditions, applicable legal and credit requirements and other corporate considerations.

The TeesREP Subcontract

On June 20, 2020, the Company’s wholly owned subsidiary, Atlantic Projects Company (“APC”), entered into a second amendment to its subcontract, effective June 1, 2020, to complete the mechanical installation of the boiler for the biomass-fired power plant under construction in Teesside, England (the “TeesREP Project”). APC’s customer is the engineering, procurement and construction services contractor on the TeesREP Project. As previously disclosed, APC has recorded a substantial loss related to this subcontract. The second amendment, which includes various terms and conditions, represents a global settlement of past commercial differences with both parties making significant concessions, and converts the contract-type from fixed-price to time-and-materials for the remaining work.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Our future financial performance is subject to risks and uncertainties including, but not limited to, the Company’s ability to mitigate losses related to APC’s loss contract, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on our businesses and asset valuations. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances that are out of the Company’s control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027